/C O R R E C T I O N -- SORL Auto Parts, Inc./

In the news release, SORL Auto Parts Reports Financial Results for The 2013 First Quarter, issued 15-May-2013 by SORL Auto Parts, Inc. over PR Newswire, we are advised by the company that in the Condensed Consolidated Statements of Cash Flows (Unaudited), Net Income Attributable to Stockholders, 2013, should read "1,233,379" rather than "2,625,882"; Inventories, 2013, should read "4,130,237" rather than "5,522,740"; Prepayments, 2013, should read "131,123", rather than "119,395"; Other current liabilities and accrued expenses, 2013, should read "718,541" rather than "294,672"; Net Cash Flows from Operating Activities, 2013, should read "2,871,322", rather than "2,871,321" as originally issued inadvertently. The complete, corrected release follows:

SORL Auto Parts Reports Financial Results for The 2013 First Quarter- Gross Margin at 27.1% with Cash flow From Operating Activities of $2.9 Million -

ZHEJIANG, China, May 15, 2013 /PRNewswire/ --SORL Auto Parts, Inc. (NASDAQ:SORL) ("SORL" or the "Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts inChina, announced today its unaudited financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights

  Revenues for the first quarter of 2013 were $41.3 million;
  Gross margin was 27.1% in the first quarter of 2013;
  Net Income attributable to stockholders was $1.2 million, or $0.06 per diluted share;
  Cash flow from operating activities was $2.9 million with $0.97 million invested in acquiring new plant and equipment;
  Cash and cash equivalents were $43.2 million, or $2.24 per share, versus $41.3 million at December 31, 2012.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, "We continue to focus on increasing our market share and maintaining our margin through our product strategy even in a sluggish commercial vehicle market. We achieved good first quarter sales despite continued weakness in construction and real estate development activities in China. Our sales in the first quarter of 2013 were solid even though they declined by 7.4%, as compared with a 10.9% reduction in heavy-duty truck sales as released by the China Automobile Industry Association. On the product front, we introduced a series of new products with high technology content and advanced functionalities. As a result of all these strategic initiatives, we were able to maintain an industry-leading gross margin in China. We are positioning SORL to strengthen its core competencies to build our shareholders' long-term value.

"As we prepare for an expected rebound in market growth, especially heavy-duty trucks, we are also making headway in both the bus and construction equipment markets. Our aftermarket business is stable due to the large number of vehicles in operation. Our international sales increased as the overseas markets began to respond to our marketing initiatives despite currency fluctuations, uncertain growth prospects in Europe and instability in the Middle East. In the first quarter of 2013, several of our products received certification by TÜV Rheinland, a global leader in independent inspection and certification services. This world-class certification endorses our products' suitability for international markets. We look forward to further building our customer base, as we believe international sales represent a significant opportunity for future growth of the Company."

Ms. Jinrui Yu, SORL's Chief Operating Officer, commented, "We have maintained our gross margin and generated positive cash flow from operating activities. We expect to further invest in our operations to maintain our domestic market leadership."

First Quarter 2013 Financial Performance

For the first quarter of 2013, net sales were $41.3 million, compared to $44.6 million for the first quarter of 2012. Revenues from the Company's domestic OEM customers were $22.8 million, compared to $25.8 million for the first quarter of 2012.

Revenues from China's domestic aftermarket were $9.2 million, compared with $9.8 million in the same quarter of 2012. Revenues from international markets were $9.3 million, compared to $9.0 million in the same quarter in 2012.

Overall sales declined due to the continued weak demand for commercial vehicles in China. The Chinese GDP growth rate was 7.7% in the first quarter of 2013, a slight decrease compared with 7.9% in the first quarter of 2012 according to the National Bureau of Statistics. A decline in investments in infrastructure and other fixed assets reduced the demand for heavy-duty trucks by the construction and infrastructure markets, and lower domestic consumption and reduced international trade decreased demand for trucks to transport goods. In response, truck production declined, especially heavy-duty truck production which recorded a 10.9% sales decline compared with the first quarter in 2012. Lower demand for heavy-duty trucks reduced the need for the Company's products by both OEM and aftermarket customers. SORL improved its sales in the bus and construction equipment markets in the first quarter of 2013 to partially offset weak truck sales. Sales into the bus market increased in response to the growth of urban populations and the need of public transportation. Along with the expansion of our marketing network and the improvement of our customer base, international sales increased despite a continuing uncertain economic outlook for Europe, uncertainty in the Middle East and currency fluctuations.

The gross profit for the first quarter of 2013 was $11.2 million, which is a slight decline compared with $12.2 million for the first quarter of 2012. Gross margin for the first quarter of 2013 was 27.1%, which is a slight decline compared with gross margin of 27.4% in the same quarter of 2012. The gross margin decrease was primarily the result of higher labor expenses, and the appreciation of the Chinese currency against U.S. dollars and other currencies. The Company believes that by improving production efficiencies, adding more technology to its products and increasing the sales of higher-profit new products, its gross margin will be maintained or improved.

Operating expenses increased to $8.9 million in the first quarter of 2013 from $8.3 million in the first quarter of 2012. The increase in operating expenses from the year ago quarter reflected higher expenditures in the selling and distribution, general and administrative, and research and development areas. As a percentage of revenue, operating expenses were 21.6% in the first quarter of 2013, compared with 18.6% in the first quarter of 2012.

  Selling and distribution expenses were $3.4 million, or 8.1% of quarterly revenues, compared with $3.2 million, or 7.1% in the same quarter of 2012. The increase in expenses was mainly due to higher personnel costs and packaging expenses during the quarter.
  General and administrative ("G&A") expenses in the first quarter of 2013 were $4.2 million, or 10.1% of revenue compared with $3.9 million, or 8.7% in the first quarter of 2012. The increase in expenses was mainly due to higher personnel costs and increased expenditures for business expansion.
  Research and development ("R&D") expenses were $1.4 million, or 3.4% of revenue in the first quarter of 2013 compared with $1.3 million, or 2.8% of revenue in the first quarter of 2012. The increase in expenses was mainly due to the development of new products. The R&D program focus was mainly to develop higher-margin electronically controlled mechatronic products and to upgrade the Company's traditional valve products to capture market share. The Company' strict cost controls ensured the R&D resources were effectively used.

Financial expenses increased by $351,347 to $946,244 primarily due to higher interest expenses and currency exchange losses from the appreciation of the Renminbi ("RMB") during the first quarter of 2013 against U.S. dollars, which has been the currency for most of our export sales contracts.

Income before provision for income taxes was $1.5 million for the first quarter of 2013 compared to $3.6 million for the same quarter of 2012. The reduced income reflected a decline in sales which generated lower gross profits, and higher operating expenses during the first quarter of 2013. The pretax income margin percentage was 3.7% in the first quarter of 2013, compared with 8.1% in the first quarter of 2012.

The provision for income taxes was $0.17 million, or an 11.0% tax rate, in the first quarter of 2013, which is substantially reduced as compared with $1.0 million, or a 28.2% tax rate in the first quarter in 2012. This change in provision for income taxes primarily reflected that SORL received its high-tech enterprise certification in December 2012 that lowers its income tax rate to 15% for the years 2013 through 2014.

Net income attributable to stockholders for the first quarter of 2013 was $1.2 million, or $0.06 per basic and diluted share, compared with $2.3 million, or $0.12 on per basic and diluted share, in the first quarter of 2012.

Balance Sheet

As of March 31, 2013, the Company had cash and cash equivalents of $43.2 million compared to $41.3 million onDecember 31, 2012. Total equity increased to $192.5 million at the end of March 2013 compared with $188.5 million atDecember 31, 2012. At March 31, 2013, working capital was $138.3 million with a current ratio of 4.3 to 1. Net cash flow from operating activities was $2.9 million with $0.97 million used for the acquisition of property and equipment.

Recent Developments

In May 2013, SORL Auto Parts announced that its 2013 annual stockholder meeting will be held at 8:00 P.M. China Standard Time on Thursday, June 13, 2013 in Meeting Room No 1, Ruili Export Base, Extension Area of Ruian Economic Development District, Ruian City, Zhejiang Province, Zip 325200, China. Stockholders of record as of the close of business on Monday, April 22, 2013 are entitled to notice of and to vote at the 2013 Annual Meeting.

In April 2013, SORL Auto Parts, Inc. announced it received both the "2012 A Rank Supplier" and "2013 A Rank Strategic Partner" awards by Dongfeng Dana Axle Co., Ltd. ("DANA"). DANA is the largest semi-independent subsidiary of the DongFeng Group, and it is the largest and most profitable axle production facility in China with a diversified line of products.  SORL was one of only 10 suppliers that received both the "2012 A Rank Supplier" and "2013 A Rank Strategic Partner" awards from DANA. Through winning these awards, SORL will be entitled to supply a higher share of DANA's brake purchases, and the Company will receive preferential payment terms as well.

In March 2013, SORL received certification for the Company's pneumatic quick release valve, pneumatic overflow valve, ABS sensor, pneumatic emergency relay valve, and air pressure linking coupling heads, from TÜV Rheinland, a global leader in independent inspection and certification services. This certification confirms the technical proficiency, safety and reliability of these products and their suitability for the European markets.

Business Outlook

For the fiscal year 2013, management expects the net sales to be approximately $207 million and net income to be approximately $13.7 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

"Our investments in R&D and advanced production equipment will continue to enable us to roll out products' with high quality and stronger performance at a reasonable price to meet or exceed our customers' requirements. By maintaining close relationships with our customers, we expect to benefit from increased sales as the markets improve," Ms. Yu concluded.

Conference Call

Management will host a conference call on Wednesday, May 15, 2013 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2013 first quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and China toll free 864001202840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on June 15, 2013, or 11:59 a.m. Beijing Time on June 16, 2013. The replay dial-in numbers are:  U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID "414523" to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles inChina and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin
+86.139.6777.6556
+86.577.6581.7721
ljf@sorl.com.cn

Phyllis Huang
+86.151.6770.5972
+86.577.6581.7721
phyllis@sorl.com.cn

Kevin Theiss
Grayling
+1.646.284.9409
kevin.theiss@grayling.com

- Tables Follow -

SORL Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2013		December 31, 2012

Assets
Current Assets
Cash and cash equivalents	US$	43,222,310	US$	41,253,353
Accounts receivable, net of provision		58,526,889		62,153,509
Bank acceptance notes from customers		7,611,539		10,098,390
Inventories		61,714,709		56,775,825
Prepayments, including $182,948 and $0 due from related parties at March 31, 2013 and December 31, 2012, respectively		5,933,349		5,722,743
Current portion of prepaid capital lease Interest		593,426		876,326
Other current assets		2,252,173		1,183,487
Deferred tax assets		724,593		687,632
Total Current Assets		180,578,988		178,751,265

Fixed Assets
Property, plant and equipment, net		46,872,611		46,962,599
Leasehold improvements in progress		331,414		335,714

Land Use Rights, Net		14,853,580		14,742,047

Other Non-Current Assets

Intangible assets, net		63,575		66,889
Security deposits on lease agreement		1,838,958		1,879,831
Long term deferred expense-prepaid interest		702,345		822,640
Total Other Non-Current Assets		2,604,878		2,769,360
Total Assets	US$	245,241,471	US$	243,560,985

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, including $0 and $94,954 due to related parties at March 31, 2013 and December 31, 2012, respectively	US$	9,695,756	US$	14,324,633
Deposit received from customers		8,487,271		6,599,746
Short term bank loans		11,044,709		14,599,753
Accrued expenses		9,117,385		8,501,819
Current portion of capital lease obligations		3,662,006		10,458,352
Other current liabilities, including $139,963 and $33,083 due to related parties at March 31, 2013 and December 31, 2012, respectively		289,291		313,006
Total Current Liabilities		42,296,418		54,797,309

Non-Current Liabilities
Non-current portion of capital lease obligations		10,130,178		-
Deferred tax liabilities		310,153		291,995
Total Non-Current Liabilities

Total Liabilities	US$	52,736,749	US$	55,089,304

Stockholders' Equity

Preferred stock - No par value; 1,000,000 authorized; none issued and outstanding as of December 31, 2012 and December 31, 2011		-		-
Common stock - $0.002 par value; 50,000,000 authorized,
19,304,921 and 19,304,921 issued and outstanding as of
March 31, 2013 and December 31, 2012		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		9,806,289		9,676,183
Accumulated other comprehensive income		24,416,279		22,020,008
Retained earnings		97,217,680		96,114,407
Total SORL Auto Parts, Inc. stockholders' equity		173,677,871		170,048,221
Noncontrolling Interest In Subsidiaries		18,826,851		18,423,460
Total Equity		192,504,722		188,471,681
Total Liabilities and Stockholders' Equity	US$	245,241,471	US$	243,560,985

SORL Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended March 31,
	2013		2012

Sales	US$	41,318,160	US$	44,598,241
Include: sales to related parties		238,181		586,789
Cost of sales		30,141,279		32,381,944

Gross profit		11,176,881		12,216,297

Expenses:
Selling and distribution expenses		3,361,557		3,170,902
General and administrative expenses		4,163,146		3,857,757
Research and development expenses		1,390,464		1,267,156

Other income		295,140		351,845
Financial expenses		(946,244)		(594,897)
Non-operating expenses		(68,077)		(60,896)

Income before provision for income taxes		1,542,533		3,616,534

Provision for income taxes		168,854		1,018,656

Net income before noncontrolling interest & other comprehensive income	US$	1,373,679	US$	2,597,878

Net income attributable to noncontrolling interest in subsidiaries		140,300		263,889

Net income attributable to stockholders		1,233,379		2,333,989

Foreign currency translation adjustment		2,659,362		265,862

Noncontrolling interest's share		263,091		30,699

Comprehensive income		3,629,650		2,569,152

Weighted average common share - basic		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921

EPS - basic	US$	0.06	US$	0.12

EPS - diluted		0.06		0.12

SORL Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2013		2012

Cash Flows from Operating Activities
Net Income Attributable to Stockholders	US$	1,233,379	2,333,989
Adjustments to reconcile net income to net cash
from operating activities:
Noncontrolling interest in subsidiaries		140,300	263,889
Allowance for doubtful accounts		221,346	27,775
Depreciation and amortization		1,992,345	1,939,592
Loss on disposal of fixed assets		-	2,333
Amortization prepaid capital lease interest		412,140	-
Changes in Assets and Liabilities:
Accounts receivable		4,891,616	(648,998)
Bank acceptance notes from customers		2,609,107	6,722,671
Other currents assets		(1,019,272)	1,461,199
Inventories		(4,130,237)	2,645,103
Prepayments		(131,123)	(3,483,826)
Deferred tax assets		(27,212)	(82,017)
Accounts payable and bank acceptance notes to vendors		(5,426,720)	(8,336,880)
Income tax payable		-	463,556
Deposits received from customers		1,785,251	78,584
Other current liabilities and accrued expenses		718,541	918,622
Deferred tax liabilities		14,001	13,912
Net Cash Flows from Operating Activities		2,871,322	4,319,504

Cash Flows from Investing Activities
Acquisition of property and equipment		(965,846)	(367,457)
Proceeds of disposal of fixed assets		-	3,096
Leasehold improvements in progress		-	(31,069)

Net Cash Flows from Investing Activities		(965,846)	(395,430)

Cash Flows from Financing Activities
Repayment of bank loans		(3,732,075)	(4,761,199)
Proceeds from capital lease		12,783,841	(559,570)
Repayment of capital lease		(9,550,873)	-

Net Cash flows from Financing Activities		(499,107)	(5,320,769)

Effects on changes in foreign exchange rate		562,588	16,038

Net change in cash and cash equivalents		1,968,957	(1,380,657)

Cash and cash equivalents- beginning of the year		41,253,353	17,116,692

Cash and cash equivalents - end of the year	US$	43,222,310	15,736,035

Supplemental Cash Flow Disclosures:
Interest paid		613,129	1,473,202
Tax paid		649,625	3,894,621